TRIMERIS INCORPORATED

Moderator: Steven Skolsky

April 21, 2005

4:00 pm CT

Operator: Good afternoon and welcome to the Trimeris First Quarter 2005 Earnings Conference Call. This conference call may contain projections, estimates and other forward-looking statements that involve a number of risks and uncertainties including those discussed in Trimeris' filings with the Securities and Exchange Commission.

Among the factors that could cause actual results to differ materially are the following, there's uncertainty regarding the success of our research and development activities, regulatory authorizations and product commercialization's. The results of our previous clinical trials are not necessarily indicative of future clinical trials and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects.

For a complete description of these risks see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 11, 2005 and its periodic reports filed with the SEC. Actual results and commercialization results may differ from previous results and current projections.

While the information presented during this call represents managements' current judgment on the future direction of the company's business such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein. Trimeris undertakes no obligation to update these forward-looking statements to reflect the events or circumstances arising after the date hereof.

I would now like to turn the call over to Mr. Skolsky. Please go ahead sir.

Steven Skolsky: Thanks for joining us this evening for our First Quarter 2005 Earnings Conference Call. We welcome those of you who are participating by phone, as well as those of you listening over the Internet. Notice of this call was included with the press release this afternoon and on April 14, 2005.

I'd like to introduce those members of the Trimeris team here with me on the call Dani Bolognesi, Chief Scientific Officer; Bob Bonczek, Chief Financial Officer; Walter Capone, Vice President of Commercial Operations; Barney Koszalka, Executive Vice President of Scientific Operations and Andrew Graham our Director of Finance.

In today's call I will address our operating results for the first quarter and our commercial and research operations. Let me first comment on our financial results for the first quarter of 2005 compared to the first quarter of 2004.

For the first quarter of 2005 we reported a loss of $5.5 million or a 25-cent loss per share compared with a loss of $9.9 million or a 46-cent loss per share in the same period last year. This improved result was primarily driven by increased FUZEON sales and royalty revenues, as well as decreased costs associated with our general and administrative expenses and research and development expenses.

Our results for the first quarter of 2005 compare favorably to the fourth quarter's loss of $5.7 million or a 27-cent loss per share. This improved result quarter-on-quarter was primarily driven by reduced loss from the collaboration, increased royalty revenues offset in part by increases in research and development and G&A expenses.

Our cash position of approximately $48.4 million is essentially unchanged compared to the end of last quarter and we are comfortable with our prior guidance of $12 to $18 million net cash burn for 2005. The first quarter cash burn was favorably impacted by the receipt of approximately $7.3 million from our partners at Roche. This payment includes our share of the operating results from the collaboration during the fourth quarter, royalty payments and a payment related to our research agreement for 2004.

Worldwide FUZEON sales in the first quarter of 2005 totaled $42.4 million, an increase of $17.6 million or 72% over the first quarter of 2004. Net sales in North America in the first quarter of 2005 were $23.3 million compared to $16 million in the first quarter of 2004 representing growth of 45%. The first quarter 2005 sales results for FUZEON in the largest markets outside of North America including France, Spain, Italy and Germany paralleled the positive progress seen in North America as sales more than doubled to $19.1 million compared to $8.7 million in the first quarter of 2004.

These results reflect the significant progression and adoption and use of FUZEON in the first full year following product launch and are in line with our expectations for 2005.

North American sales were impacted by an inventory build in the fourth quarter of 2004, which we referred to during our last conference call, and subsequently by a corresponding wholesaler de-stocking early in the first quarter of 2005.

Adjusting for this inventory fluctuation of approximately 1,000 kits, we observed modest sales growth in the first quarter of 2005 compared to the fourth quarter of 2004. In the later part of the first quarter wholesaler inventory levels normalized, while sales and prescription trends, as reported by IMS, reflected progressive growth. Both new and total prescriptions grew from quarter-to-quarter with new prescriptions showing a robust 8% growth.

Furthermore IMS total weekly prescription trends improved from a four week rolling average of 755 at the year end of 2004, to 926 at the end of the first quarter of 2005, which represents an all-time high for the four week rolling average for both total and new prescriptions. This prescription trend accelerated in the last month of the quarter with March showing a 17% growth in total prescriptions and a 22% growth in new prescriptions over February 2005. Consequently, we remain confident that FUZEON sales performance for the year remains on track.

2004 provided the foundation for continued growth in the adoption and use of FUZEON in treatment in experienced patients. Much of our efforts over the last 12 months have focused on developing crucial data that supports the optimal use of FUZEON. In 2005 we are focused on broadly conveying this information to healthcare providers and patients. This data clearly demonstrates that FUZEON is the preferred agent for achieving maximal HIV suppression and immune system restoration in triple class experienced patients.

Our TORO data supporting this position was validated in the last three months by studies of not just one, but two other developmental HIV drugs -- Tipranavir and TMC114. FUZEON, when combined with these investigational agents achieved at least a two-fold greater viral suppression compared to these same agents used without FUZEON.

Potential approval of Tipranavir later this year affords new opportunities for triple class experienced patients to achieve viral suppression and immune system restoration by combining an active protease inhibitor with FUZEON.

We continue to make significant progress on our key commercial initiatives for 2005. Based on the experience and insight gained from patient support programs over the last year we have transitioned our existing nurse support program to a more patient centric model called FUZEON Nurse Connections.

Nurse Connections is built around a dedicated nursing team recruited from HIV and other centers in the U.S. that have prior hands-on experience with FUZEON. Therefore a patient will interact with an individually dedicated nurse who is experienced in the management of HIV and the use of FUZEON. These nurses can share the experience gained from treating other patients and can effectively address issues ranging from needle phobia, injection site reactions, injection fatigue and questions regarding their HIV medication. Nurse Connections staff will also work directly with clinician practices as requested, as well as AIDS service or other community organizations.

Work to advance alternative delivery systems for FUZEON is also progressing. As indicated previously, development work with needle free delivery systems demonstrated bioequivalents of the Bioject B2000 compared to the standard syringe needle administration for FUZEON.

The results from the study, along with other data, have been shared with the FDA to determine the best approach to include the B2000 needle free system in the FUZEON label. We will submit a supplemental new drug application, SNDA, for the B2000 system in the second quarter of 2005, which could lead to a decision from FDA by year's end.

At the same time, based on positive clinician and patient experience, we are taking steps to facilitate and promote the use of alternative syringe and needle systems for the administration of FUZEON. These include small gauge tuberculin, thin-walled insulin, and alternative safety syringe systems, which can extend the range of FUZEON administration options that could fulfill individual patients needs.

We are pleased to update the progress of some of our key Phase IIIb/IV trials. The overall objectives of these studies are to enhance a patient's willingness and ability to initiate and remain on FUZEON containing therapies. Few of these trials, QUALITE and T20-401, have achieved full enrollment.

The QUALITE study assessing patient quality of life measures and experience with a new 31 gauge thin-walled needle is fully enrolled with 350 patients. We hope to present initial data from this study in mid-2005. T20-401, a pilot trial comparing once daily versus twice-daily administration of FUZEON, is fully enrolled and data from this study is anticipated in late 2005 to early 2006.

Planning and initiation of other trials are progressing as expected including T20-404, an evaluation of chronic use of the B2000 needle free system; INTENSE, a 48 week study assessing induction-maintenance use of FUZEON in earlier line patients and SWITCHTOX, an evaluation of patients initiating FUZEON therapy in order to curtail or reverse toxic side effects seen with other HIV drugs.

As indicated earlier, we will continue to monitor the use of FUZEON with developmental drugs such as Tipranavir and TMC114. Early results from trials of FUZEON with these agents are impressive and provide promise for patients previously unable to achieve adequate viral suppression or immunologic response.

The rates of response achieved with FUZEON, when combined with these agents in triple class experienced patients, were heretofore seen only in HIV infected patients just initiating their first anti-retroviral regimen. The fact that up to half of these patients enrolled in the trials were receiving FUZEON underscores the critical role of our drug in the development of highly active HIV treatment regimens. Further data on FUZEON plus Tipranavir, and FUZEON plus TMC114, will likely be presented at subsequent HIV meetings later this year.

As you know, FUZEON is the first member of a new class of agents called entry inhibitors. As such it targets the fusion process, which is one of three distinct steps in the entry of HIV into the immune cell, each of which can represent a target for a new class of antiretrovirals. FUZEON's target is distinct from those other entry inhibitors. Consequently combining FUZEON with other entry inhibitors in development provides an excellent opportunity to establish a new paradigm in HIV treatment -- extracellular HAART or highly, active, antiretroviral therapy. The unique features of FUZEON and future fusion inhibitors that support their use as the backbone of extra cellular HAART therapy include their ability to block viral entry independent of co-receptor usage; a lack of drug, drug interactions or systemic side effects and the absence of cross resistance with other agents.

In addition, the synergy and activity of multiple extra cellular agents working in parallel have the potential to overcome even the most difficult and virulent strains of HIV in triple class experienced patients.

Companies involved in the development of entry inhibitors are now working with us on assessing the potential benefits of using FUZEON with their developmental agents. For example, in vitro data on FUZEON, plus Schering's investigational CCR5 inhibitor were featured at the European Resistance meeting earlier this month indicating that FUZEON is active against HIV strains that have developed resistance to this R5 antagonist. We anticipate further collaborative efforts and resulting data with entry inhibitors as the year progresses.

As we look ahead in 2005, we anticipate important milestones in the areas of clinical data from ongoing sponsored studies, the use of FUZEON in trials of developmental agents, needle-free and alternative syringe-needle systems and FUZEON user experience, as well as quality of life data.

Specifically in the first half of 2005 we expect:
    the registration of new alternative syringe and needle systems for FUZEON administration;
    FDA submission of the Biojector 2000 needle-free delivery system for inclusion in the FUZEON label; and
    FDA review of Tipranavir and emphasis on the Resist trial data, including use of FUZEON plus Tipranavir.

And in the second half of 2005 we look forward to:
    the completion of the QUALITE study; continuation of the T20-401 study and enrollment of the T20-404, INTENSE and SWITCHTOX studies;
    publication of data from the QUALITE study; FUZEON quality of life surveys and studies including FUZEON plus entry inhibitors, Tipranavir, as well as TMC114;
    FDA review of the Biojector 2000 needle free system for FUZEON administration; and finally, promotion of new alternative syringe needle systems for FUZEON administration.

We believe that these, as well as other ongoing and planned initiatives for 2005, will support the objectives of continued expansion in the adoption and use of FUZEON worldwide.

On our previous call we reviewed our plans to advance our next generation fusion inhibitor and maintain our target of delivering a clinical candidate in this calendar year. We've identified lead and backup peptides with an enhanced potency and pharmacokinetic properties, as well as robust genetic barriers to the development of resistance.

Our efforts are directed at an ambitious target profile that incorporates improvements in efficacy, convenience and ease of administration. Such a product could potentially eliminate the need for reconstitution, be delivered by a user-friendly needle free system and that could significantly reduce injection site reactions.

Since we last spoke only a month ago, we have continued to make good progress on several fronts. The first of three pilot scale-up campaigns with our lead peptide has produced sufficient material to initiate advanced formulation and preliminary toxicology studies.

Moreover, our team has been able to demonstrate sustained release of a fusion inhibitor peptide in an animal model, which is a critical step for reducing the injection frequency. This technology is currently being applied to both our lead and our backup programs. We are extremely pleased with these results and we look forward to keeping you updated on our progress throughout the year with the release of information in publications, presentations at scientific conferences and our quarterly calls.

In conclusion, FUZEON has demonstrated significant growth on a global basis and we are particularly impressed by the prescription trends seen in the U.S., which are consistent with recent market research highlighting increased acceptance of the FUZEON value proposition by both physicians and patients.

We believe that this has been driven by a very focused positioning and targeted promotion and medical education efforts supported by the emergence of outstanding clinical data, our focus on addressing the need to eliminate the burden of injection site reactions with alternative delivery system, as well as ongoing patient and market support initiatives.

We are also pleased with our improved operational results and our R&D progress during the course of this past quarter and consequently maintain our guidance for 2005.

I'd now like to turn the call over to questions as time permits.

Operator: At this time ladies and gentlemen I would like to remind everyone, if you would like to ask a question please press star followed by the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Again ladies and gentlemen, in order to ask a question please press star followed by the number 1 on your telephone keypad.

Your first question comes from Meg Malloy with Goldman Sachs.

Meg Malloy: Thanks. Hi Steve and everyone. Just a couple of quick questions, first can you give us any insight as to what will be included in your supplemental NDA with the Bioject system?

Steven Skolsky: Yeah Meg, as we've discussed in previous calls the basis and foundation for the SNDA will be formulated from basically the 405 study, which is a bioequivalence trial between the B2000 device and the standard 27-1/2 gauge needle system.

Meg Malloy: I'm sorry, okay, that was the study with about 30 patients?

Steven Skolsky: Twenty-seven patients, yes.

Meg Malloy: Okay and you presented that data several months back right? I forget which conference, but I know it was presented.

Steven Skolsky: We presented it at the DART Conference.

Meg Malloy: Right, okay.

Steven Skolsky: We will also be following that up with the 404 study, which I eluded to, which will be a more formal comparative evaluation of the two systems in more of a longer term longitudinal fashion really to get at the heart of any clinical benefits of the B2000 device versus a standard syringe.

Meg Malloy: Okay, so that's versus a 27-1/2 inch needle?

Steven Skolsky: Exactly.

Meg Malloy: Gauge needle.

Steven Skolsky: Gauge needle, yes.

Meg Malloy: The 404 study, how many patients are in that?

Steven Skolsky: I believe 40 patients.

Meg Malloy: Okay and is it strictly bioequivalence or are you looking at viral reductions as well?

Steven Skolsky: We're going to be looking both at clinical responses, as well as injection site reactions.

Meg Malloy: Okay and these are patients that have not been on any FUZEON therapy before right?

Steven Skolsky: Correct.

Meg Malloy: Okay. And then just to clarify, the 20 - that was the T20-404 study. What was the study that referred to the 48-week and the SWITCHTOX? Are those separate studies?

Steven Skolsky: Well SWITCHTOX is a 48-week study.

Meg Malloy: Right.

Steven Skolsky: And that's a study that's being conducted in Australia, in the EU, as well as in Canada. However, it's an open label study and it's a study where we'll be attempting to substitute FUZEON for other antiretroviral therapies across the board where they in fact are implemented in the case of additional toxicities.

Meg Malloy: Okay. And when did you indicate we might see data from those study?

Steven Skolsky: That will be in mid-2006.

Meg Malloy: Okay. And how many patients are in that study?

Steven Skolsky: There's 155.

Meg Malloy: Okay. And then, if I may, just one final question on the financials. The loss from your collaborative agreement was actually fairly modest. Should we think about, if sales were roughly equivalent then we would expect them to grow, should we think of the loss being similar in subsequent quarters or how should we think about that?

Steven Skolsky: I don't want to speculate too much beyond, certainly the first year, or even what we expect during the first quarter through the second and third quarters.

Meg Malloy: Well it's just a little hard to understand how the costs flow through because that - I'm guessing you're not profitable on this yet.

Steven Skolsky: No. And what we're going to do is maintain our guidance around both our R&D and our administrative expenses with the range that we've given previously, $9 to $12 million on the administrative side and $14 to $19 on the R&D side.

Meg Malloy: And your cash burn for the year is what?

Steven Skolsky: We estimated that we would be burning approximately $1 million to $1.5 million per month or $12 to $18 for the year.

Meg Malloy: Okay. All right, thank you.

Steven Skolsky: Thank you Meg.

Operator: Your next question comes from Sharon Seiler with Punk, Ziegel and Company.

Sharon Seiler: Yes, also two quick questions. On the SWITCHTOX, to follow-up on Meg's question, is that a single arm study or a controlled study?

Steven Skolsky: It's an open label study.

Sharon Seiler: And is it single arm or two arms?

Steven Skolsky: It's one.

Sharon Seiler: It's one, okay. And then in terms of the sales, can you give the - in the past you've given us the number of kits sold in each period. Can you do that for this quarter?

Steven Skolsky: I can. The kit sales for the fourth quarter of last year were 17,173 in North America.

Sharon Seiler: Right.

Steven Skolsky: And we reported for the first quarter 14,994.

Sharon Seiler: Okay, thank you.

Steven Skolsky: Thank you. And I would point out Sharon, as well, that what I alluded to in the script was the equilibration of that based upon the buildup in inventory, as well as the subsequent burn off.

Sharon Seiler: Right, you said that you thought that was a difference of about 1,000 kits?

Steven Skolsky: No. On a kit basis they're roughly equivalent.

Sharon Seiler: Okay.

Operator: Your next question comes from Thomas Wei with Piper Jaffray.

Thomas Wei: Thanks very much. When I do the quick math on that calculation, I think I must have done something wrong here, but did you take any price increases in the quarter for FUZEON?

Steven Skolsky: No. Our last price increase, Thomas, was in October of 5.9%.

Thomas Wei: And did you realize a net effective price of FUZEON that was higher than in the previous quarter?

Steven Skolsky: Yes.

Thomas Wei: And what were the factors that were going on there?

Steven Skolsky: As we've alluded to before in previous calls, we'll see a fluctuation in our gross-to-net during the course of the year, but we will be targeting a year end net of that around 16.5% this year and it was a little bit over 15% last year. We saw a higher gross-to-net in the fourth quarter compared to the first quarter of this year.

Thomas Wei: Okay, thank you. That's helpful. And I did want to ask also about these - when you look at the total Phase IIIb/IV program that you're running for FUZEON and the additional formulation and delivery work, how many patients are going to, in total, be enrolled in those programs? And if they are on a control arm using the commercially available FUZEON do they actually pay for drug or are you giving it to them for free?

Steven Skolsky: Well when they say, "A company sponsored trial" we pay for the drug.

Thomas Wei: And about how many patients would be taken out of the system through those studies?

Steven Skolsky: Bear in mind that some of these are global studies, not all U.S. based studies, so if I take the INTENSE study, for instance, which is 300 patients, that's being performed in the EU, U.S. and Canada, so a fraction of those will be primarily just U.S. patients. The SWITCHTOX study, which is the 155 patients that I mentioned earlier, that's all being conducted outside of the U.S.

The major study that we are currently fielding is the QUALITE study, which is the open label comparison of the alternative syringe system, has a little over 300 patients and that is a U.S. based trial. And what we're evaluating now is the potential to roll over those patients into an ongoing use of FUZEON therapy.

Thomas Wei: Okay. And then maybe a big picture question and then I'll jump back in the queue, strategically it seems that you're still betting heavily here on the FUZEON inhibitor peptide approach and when we look at the pipeline for HIV drugs, as I'm sure you see as well, there are a lot of drugs moving their way through advanced clinical studies, all oral, or mostly oral actually.

How do you think about the company and this drug over a three to five year time horizon? Where do biologic therapies fit in at that point in time? And is there a business development approach underneath all of this that could potentially diversify the company away from fusion inhibitors?

Steven Skolsky: Thank you Thomas. I think you actually have maybe three questions there, but I'll try to see if I can sift them out. The first one is around the investment that we're making long term in fusion inhibition. And as you and I have discussed in the past, we clearly see the value in combination therapy as born out as what we've seen with FUZEON in conjunction with protease inhibitors, in fact that's the basis of effective combination therapy since the onslaught of new antiretroviral agents when they came onto the scene in 1996.

We can see that approach to combination therapy actually continuing onwards and because of the unique and distinct mechanism of FUZEON as an entry inhibitor focused on the GP41 target we see that that logic for combination therapy, the lack of toxicity and the lack of cross-resistance holding logic for why you would want to combine this with the new classes of agents that come on the scene.

And I don't want to speculate too much on where they will come to emerge in the later part of this decade because many of them are in Phase IIb, as you know, but as we look towards '08 and '09 clearly more of those agents will be available and those are really the ones that are at the forefront of new agents coming to bear.

Now the last part of your question is around our business development initiatives. And yes you're right because I think we've, to put it in my words, bookended our strategy quite nicely. We've got a very unique and novel therapy in FUZEON already in the marketplace, we have a very distinct and robust knowledge in experience as it relates to any entry inhibition and fusion inhibition and there's no doubt that in between we're going to have to fill that pipeline with a more robust business development effort.

Thomas Wei: Anything specific that you can share with us there on maybe what you're looking at and what sort of timeframe in which we might be able to see some announcements?

Steven Skolsky: I'm not in a position to speculate or even highlight any specific opportunities, but there's no doubt that we will continue to scour, both internally and externally, for opportunities that mesh well with our own expertise. Clearly antivirals is going to be one area we will focus on.

As you look at this from the standpoint of a concentric circle, at the very center of that is HIV. As we expand our business development efforts that can be more broadly into the antiviral space, perhaps into Hepatitis C. And I think moving beyond that perhaps is going to be at the limits of really what we'd be looking for business development opportunities.

Thomas Wei: Thank you, that's helpful.

Operator: Once again ladies and gentlemen, in order to ask a question please press star followed by the number 1 on your telephone keypad.

Your next question is a follow-up question from Thomas Wei with Piper Jaffray.

Thomas Wei: Thank you. I actually just had one additional follow-up question. The jump that we saw in the international FUZEON sales, any details or color that you can share with us there on what accelerated the pace of growth?

Steven Skolsky: Yeah, it's really quite simple Thomas. Markets coming online, not just with approvals, but reimbursement and during the course, certainly the later part of last year, two very important markets, Italy and Spain came online, and we're obviously seeing their growth ramp up during the course of those quarters.

Thomas Wei: And do you have any sense as to whether or not we've hit a plateau there with the Italy and Spain growth in the first quarter or are we likely to see continued growth beyond where it was in Q1?

Steven Skolsky: We're likely to see continued growth. At what rate then I couldn't tell you, but I would be very surprised if we saw a sudden plateau since they've only been in the marketplace now for three to six months.

Thomas Wei: All right, thanks very much.

Steven Skolsky: I would just add Thomas, you know, bear in mind that looking in retrospect at this marketplace we now see a rather substantial hurdle as it relates to launching an injectable therapy, what as been predominately a PO or oral medication environment. And we recognize now that changing physician attitudes and patient behaviors is a significant challenge and something you don't achieve over a three to six month period.

But now with the encouraging results we've seen, both with our sales results, the prescription trends and the attitudinal response we were seeing from physicians in our market research, I think is very promising and bodes well for the prospects of the product going forward. And I think that could be applied to the European markets as well.

Operator: Your next question is a follow-up question from Meg Malloy with Goldman Sachs.

Meg Malloy: Thanks, just a quick one. Do you have any idea how many patients are on FUZEON therapy in the U.S.?

Steven Skolsky: We don't Meg and this question usually comes up in every call because when we switched over from a single distributor, to what is now over 14 different outlets making this product available, we lost the ability to specifically track unique patients. And I think at the time of the changeover there was roughly 5,000 to 6,000 patients on the therapy that Chronimed can track directly.

Meg Malloy: Okay. How about any data in terms of durability of treatment and how many patients drop off and over what time period?

Steven Skolsky: We don't have any long-term data except from our own clinical trials and in our 96 week studies, which is now 2 years, we've seen close to 50% to 60% retention rates, which is about as high as you could possibly get in antiretroviral therapy, but I don't know of any other data that we've followed patients longitudinally for that period of time.

Meg Malloy: Okay, thank you.

Operator: Your next question is a follow-up question from Sharon Seiler with Punk, Ziegel and Company.

Sharon Seiler: Hi. Are you expecting additional launches in Europe in this year or are most of the countries already online.

Steven Skolsky: Sharon most of the countries, certainly anything that's significant in terms of the contributing to overall global sales, has either been approved or has received reimbursement, including Australia and all the EU.

Sharon Seiler: Okay, thank you.

Steven Skolsky: Sure.

Operator: As a reminder ladies and gentlemen, in order to ask a question please press star, 1 on your telephone keypad.

You have no further questions at this time.

Steven Skolsky: Well I very much appreciate the opportunity to address you all this evening and we look forward to speaking with you all one-on-one in our individual calls. Thank you.

Operator: That concludes today's Trimeris First Quarter 2005 Earnings Conference Call. You may now disconnect.

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